SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K/A

(Amendment No.1)

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	January 30, 2008,
amended December 17, 2008

ISIS PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-19125	33-0336973
(Commission File No.)	(IRS Employer Identification No.)

1896 Rutherford Road

Carlsbad, CA 92008

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (760) 931-9200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

On January 30, 2008, Isis Pharmaceuticals, Inc. (“Isis”) and its subsidiary, Ibis Biosciences (“IB”), entered into a Strategic Alliance Master Agreement, a Call Option Agreement and an Investor Rights Agreement with Abbott Molecular Inc. (“AMI”), pursuant to which:

•      AMI purchased from IB common stock of IB representing approximately 10.25% of the issued and outstanding common stock of IB for a total purchase price of $20 million (the “Initial Investment”);

•      IB granted AMI the right to purchase an additional $20 million of IB common stock before July 31, 2008 (the “Subscription Right”); and

•      Isis granted AMI an exclusive option (the “Call Option”) to acquire from Isis all remaining IB capital stock.

AMI exercised the Subscription Right and, on June 27, 2008, purchased an additional $20 million of IB common stock (the “Subsequent Investment”), which when combined with the Initial Investment represents approximately 18.6% of the issued and outstanding common stock of IB.

AMI exercised the Call Option and, on December 17, 2008, Isis, IB and AMI entered into a stock purchase agreement providing for AMI’s purchase of the remaining equity ownership in Ibis from Isis for a closing purchase price of $175 million (the “Stock Purchase Agreement”).  The Initial Investment and the Subsequent Investment, along with the $175 million that will be due at closing, would result in a total acquisition price of $215 million plus the earnout payments described below.

The closing of the acquisition of the remaining equity ownership in Ibis is subject to the satisfaction of the terms and conditions set forth in the Stock Purchase Agreement, including obtaining clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

In the event the acquisition is consummated, AMI will also pay Isis earn out payments equal to a percentage of IB’s revenue related to sales of IB systems, including instruments, assay kits and successor products from the date of the acquisition closing through December 31, 2025 (the “Earn Out Payments”).  The Earn Out Payments will equal 5% of IB’s cumulative net sales over $140 million (subject to adjustment) and up to $2.1 billion, and 3% of IB’s cumulative net sales over $2.1 billion.  The Earn Out Payments may be reduced from 5% to as low as 2.5% and from 3% to as low as 1.5%, respectively, upon the occurrence of certain events.  The parties have also agreed that, in the event the acquisition is consummated, IB may distribute to Isis, immediately prior to the closing, all cash on hand at IB and any receivables or other payments due to IB under government contracts and grants held by IB as of the closing.

Isis issued a press release in connection with AMI’s exercise of the Call Option and a copy of the press release is furnished as Exhibit 99.1.

This report includes forward-looking statements regarding Isis Pharmaceuticals’ business, the financial position and outlook for Isis as well as its Ibis Biosciences subsidiary and the commercial potential of Ibis’ technologies and products in development.  Any statement describing Isis’ goals, expectations, financial or other projections, intentions or beliefs is a forward-looking statement and should be considered an at-risk statement, including those statements that are described as Isis’ goals or projections.  Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, in developing and commercializing systems to identify infectious organisms that are effective and commercially attractive, and in the endeavor of building a business around such products.  Isis’ forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements.  Although Isis’ forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by Isis.  As a result, you are cautioned not to rely on these forward-looking statements.  These and other risks concerning Isis’ programs are described in additional detail in Isis’ annual report on Form 10-K for the year ended December 31, 2007, and its most recent quarterly report on Form 10-Q, which are on file with the SEC.  Copies of these and other documents are available from the Company.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release dated December 17, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ISIS PHARMACEUTICALS, INC.

Dated: December 17, 2008	By:	/s/ B. Lynne Parshall
B. LYNNE PARSHALL
Chief Operating Officer,
Chief Financial Officer and Director

INDEX TO EXHIBITS

99.1	Press Release dated December 17, 2008.